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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                SCHEDULE 13E-3/A
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                AMENDMENT NO. 2


                          NIHON AMWAY KABUSHIKI KAISHA
                 (Exact name of Issuer as Specified in Charter)

                              AMWAY JAPAN LIMITED
                   (Translation of Issuer's Name in English)

                                N.A.J. CO., LTD.
                      (Names of Persons Filing Statement)

                           COMMON STOCK, NO PAR VALUE

      AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE-HALF OF ONE SHARE
           OF COMMON STOCK, EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS
                         (Title of Class of Securities)

                                 03 234 J 10 0
                             (CUSIP Number of ADSs)
                            ------------------------

                             CRAIG N. MEURLIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AMWAY CORPORATION
                            7575 FULTON STREET EAST
                              ADA, MICHIGAN 49355
                                 (616) 787-6000
      (Name, Address and Telephone Number of Person Authorized to Receive
      Notices and Communications on Behalf of Person(s) Filing Statement)

                                    COPY TO:
                            THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                            ------------------------

    This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) [sec. 240.13e-3(c)] under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [X] A tender offer.

d. [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]
                            ------------------------

                           CALCULATION OF FILING FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                TRANSACTION VALUATION                                  AMOUNT OF FILING FEE
------------------------------------------------------------------------------------------------------------
                   $486,477,721.00                                          $97,294.00

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[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $97,294.00     FILING PARTY: N.A.J., CO. LTD.

FORM OR REGISTRATION NO: SCHEDULE
  14D-1                                DATE FILED: NOVEMBER 18, 1999

                               Page 1 of 7 Pages
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


     N.A.J. Co., Ltd., a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("Purchaser"), hereby amends and supplements, as set forth in this Amendment No. 2, its Transaction Statement on Schedule 13E-3, filed on November 18, 1999 and amended on November 26, 1999 (as amended, the "Schedule 13E-3"), relating to the offer by Purchaser to purchase all outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock, that are beneficially owned by shareholders of Amway Japan Limited, a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan. Capitalized terms used but not defined herein have the meanings assigned to them in the Schedule 14D-1 of Purchaser filed with the Securities and Exchange Commission on November 18, 1999, as amended by Amendment No. 1 on November 26, 1999 and by Amendment No. 2 on November 30, 1999.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

     The information in Item 17 is hereby amended by adding the following exhibit:


(a)   (1)    Form of Senior Bank Financing Commitment Letter among
             Purchaser, ALAP, Apple Hold Co., L.P., New AAP Limited,
             Amway Corporation and Morgan Guaranty Trust Company of New
             York, Tokyo Branch, dated November 15, 1999 (incorporated
             herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of N.A.J. Co., Ltd. filed with the Commission on November
             18, 1999 and amended on November 26, 1999 and November 30,
             1999 (the "Schedule 14D-1")).**
      (2)    Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule
             14D-1).**
(b)          Fairness Opinion of Goldman, Sachs & Co., dated November 15,
             1999.**
(c)   (1)    Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, Purchaser and ALAP (incorporated herein by
             reference to Exhibit (c)(1) of the Schedule 14D-1).**
      (2)    Form of Shareholder and Voting Agreement, by and among ALAP,
             Purchaser and Certain Shareholders of AJL, dated as of
             November 15, 1999 (incorporated herein by reference to
             Exhibit (c)(2) of the Schedule 14D-1).**
      (3)    Form of English translation of Memorandum Regarding Merger between Purchaser and AJL, dated November 15, 1999
             (incorporated herein by reference to Exhibit (c)(3) of the
             Schedule 14D-1).**
(d)   (1)    Form of Offer to Purchase, dated November 18, 1999
             (incorporated herein by reference to Exhibit (a)(1) of the
             Schedule 14D-1).**
      (2)    Form of Letter of Transmittal (incorporated herein by
             reference to Exhibit (a)(2) of the Schedule 14D-1).**
      (3)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees (incorporated herein by
             reference to Exhibit (a)(3) of the Schedule 14D-1).**
      (4)    Form of Letter to Clients for Use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees
             (incorporated herein by reference to Exhibit (a)(4) of the
             Schedule 14D-1).**
      (5)    Form of Guidelines for Certification of Taxpayer
             Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule
             14D-1).**
      (6)    Form of Letter to AJL's Holders of Common Stock and ADSs
             (incorporated herein by reference to Exhibit (a)(6) of the
             Schedule 14D-1).**
      (7)    Form of Press Release "Amway Japan's Principal Shareholders
             to Commence Tender Offer for Outstanding Public Shares"
             issued by AJL and the Principal Shareholders on November 15,
             1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**
      (8)    Form of English translation of Additional Information to the
             Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**
      (9)    Form of English translation of Notice of Approval of Tender
             Offer, dated November 15, 1999 (incorporated herein by
             reference to Exhibit (a)(9) of the Schedule 14D-1).**
     (10)    Form of English translation of Announcement of Approval of
             Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**
     (11)    Form of English translation of Announcement of Merger, dated
             November 15, 1999 (incorporated herein by reference to
             Exhibit (a)(11) of the Schedule 14D-1).**
     (12)    Form of Statement for AJL Distributors, dated November 15,
             1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**

                (13)  Form of Statement for AJL Employees on Electronic Bulletin Board, dated November 15, 1999
                      (incorporated herein by reference to Exhibit (a)(13) of the Schedule 14D-1).**
                (14)  Form of Communications to Amway Distributors, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(14) of the Schedule 14D-1).**
                (15)  Form of Tender Offer Announcement to Amway Management and Employees, dated November 15, 1999
                      (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**
                (16)  Form of Memorandum to Diamonds Direct Distributors, dated November 16, 1999 (incorporated herein by reference to Exhibit (a)(16) of the Schedule 14D-1).**
                (17)  Form of Press Release "Amway Japan's Principal Shareholders Commence Tender Offer For Outstanding
                      Public Shares" issued by AJL and the Public Shareholders on November 18, 1999 (incorporated herein by reference to Exhibit (a)(17) of the Schedule 14D-1).**
                (18)  Form of English translation of Report of Announcement of Opinion, dated November 18, 1999
                      (incorporated herein by reference to Exhibit (a)(18) of the Schedule 14D-1).**
                (19)  Form of English translation of the Public Notice, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(19) of the Schedule 14D-1).**
                (20)  Form of Summary Advertisement published on November 18, 1999 (incorporated herein by reference to
                      Exhibit (a)(20) of the Schedule 14D-1).**
                (21)  Form of English translations of Japanese Tender Offer Explanatory Statement and Tender Offer
                      Application Form, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(21) of the Schedule 14D-1).**
                (22)  Form of Trustee Direction Form from the 401(k) Trustee (incorporated herein by reference to Exhibit
                      (a)(22) of the Schedule 14D-1).**
                (23)  Form of Letter to Participants of the 401(k) Plan (incorporated herein by reference to Exhibit
                      (a)(23) of the Schedule 14D-1).**
                (24)  Form of Letter to AJL Shareholders from AJL, dated November 1999 (incorporated herein by reference to Exhibit (a)(24) of the Schedule 14D-1).
                (25)  Form of Letter to AJL Shareholders from Purchaser, dated November 1999 (incorporated herein by reference to Exhibit (a)(25) of the Schedule 14D-1).
(e)                   Not applicable.
(f)                   Not applicable.
(g)                   Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule
                      14D-1).**
(h)                   Power of Attorney for Purchaser (incorporated herein by reference to Exhibit (h) of the Schedule
                      14D-1).**



** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by Purchaser on November 18, 1999 and amended on November 26, 1999.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 30, 1999  N.A.J. CO., LTD.


                                          By: /s/ LAWRENCE M. CALL
                                            ------------------------------------
                                              Name: Lawrence M. Call
                                            Title:  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
(a)   (1)      Form of Senior Bank Financing Commitment Letter among
               Purchaser, ALAP, Apple Hold Co., L.P., New AAP Limited,
               Amway Corporation and Morgan Guaranty Trust Company of New
               York, Tokyo Branch, dated November 15, 1999 (incorporated
               herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of N.A.J. Co., Ltd. filed with the Commission on November
               18, 1999 and amended on November 26, 1999 and November 30,
               1999 (the "Schedule 14D-1")).**
      (2)      Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule
               14D-1).**
(b)            Fairness Opinion of Goldman, Sachs & Co., dated November 15,
               1999.**
(c)    (1)     Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, Purchaser and ALAP (incorporated herein by
               reference to Exhibit (c)(1) of the Schedule 14D-1).**
      (2)      Form of Shareholder and Voting Agreement, by and among ALAP,
               Purchaser and Certain Shareholders of AJL, dated as of
               November 15, 1999 (incorporated herein by reference to
               Exhibit (c)(2) of the Schedule 14D-1).**
      (3)      Form of English translation of Memorandum Regarding Merger between Purchaser and AJL, dated November 15, 1999
               (incorporated herein by reference to Exhibit (c)(3) of the
               Schedule 14D-1).**
(d)   (1)      Form of Offer to Purchase, dated November 18, 1999
               (incorporated herein by reference to Exhibit (a)(1) of the
               Schedule 14D-1).**
      (2)      Form of Letter of Transmittal (incorporated herein by
               reference to Exhibit (a)(2) of the Schedule 14D-1).**
      (3)      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees (incorporated herein by
               reference to Exhibit (a)(3) of the Schedule 14D-1).**
      (4)      Form of Letter to Clients for Use by Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees
               (incorporated herein by reference to Exhibit (a)(4) of the
               Schedule 14D-1).**
      (5)      Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule
               14D-1).**
      (6)      Form of Letter to AJL's Holders of Common Stock and ADSs
               (incorporated herein by reference to Exhibit (a)(6) of the
               Schedule 14D-1).**
      (7)      Form of Press Release "Amway Japan's Principal Shareholders
               to Commence Tender Offer for Outstanding Public Shares"
               issued by AJL and the Principal Shareholders on November 15,
               1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**
      (8)      Form of English translation of Additional Information to the
               Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**
      (9)      Form of English translation of Notice of Approval of Tender
               Offer, dated November 15, 1999 (incorporated herein by
               reference to Exhibit (a)(9) of the Schedule 14D-1).**
     (10)      Form of English translation of Announcement of Approval of
               Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**
     (11)      Form of English translation of Announcement of Merger, dated
               November 15, 1999 (incorporated herein by reference to
               Exhibit (a)(11) of the Schedule 14D-1).**
     (12)      Form of Statement for AJL Distributors, dated November 15,
               1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     (13)      Form of Statement for AJL Employees on Electronic Bulletin
               Board, dated November 15, 1999 (incorporated herein by
               reference to Exhibit (a)(13) of the Schedule 14D-1).**
     (14)      Form of Communications to Amway Distributors, dated November
               15, 1999 (incorporated herein by reference to Exhibit
               (a)(14) of the Schedule 14D-1).**
     (15)      Form of Tender Offer Announcement to Amway Management and
               Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**
     (16)      Form of Memorandum to Diamonds Direct Distributors, dated
               November 16, 1999 (incorporated herein by reference to
               Exhibit (a)(16) of the Schedule 14D-1).**
     (17)      Form of Press Release "Amway Japan's Principal Shareholders
               Commence Tender Offer For Outstanding Public Shares" issued by AJL and the Public Shareholders on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(17) of the
               Schedule 14D-1).**
     (18)      Form of English translation of Report of Announcement of
               Opinion, dated November 18, 1999 (incorporated herein by
               reference to Exhibit (a)(18) of the Schedule 14D-1).**
     (19)      Form of English translation of the Public Notice, dated
               November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(19) of the Schedule 14D-1).**
     (20)      Form of Summary Advertisement published on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(20) of the
               Schedule 14D-1).**
     (21)      Form of English translations of Japanese Tender Offer
               Explanatory Statement and Tender Offer Application Form,
               dated November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(21) of the Schedule 14D-1).**
     (22)      Form of Trustee Direction Form from the 401(k) Trustee
               (incorporated herein by reference to Exhibit (a)(22) of the
               Schedule 14D-1).**
     (23)      Form of Letter to Participants of the 401(k) Plan
               (incorporated herein by reference to Exhibit (a)(23) of the
               Schedule 14D-1).**
     (24)      Form of Letter to AJL Shareholders from AJL, dated November
               1999 (incorporated by reference to Exhibit (a)(24) of the
               Schedule 14D-1).
     (25)      Form of Letter to AJL Shareholders from Purchaser, dated
               November 1999 (incorporated herein by reference to Exhibit
               (a)(25) of the Schedule 14D-1).
(e)            Not applicable.
(f)            Not applicable.
(g)            Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).**
(h)            Power of Attorney for Purchaser (incorporated herein by
               reference to Exhibit (h) of the Schedule 14D-1).**



** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by Purchaser on November 18, 1999 and amended on November 26, 1999.